Exhibit 4.11 Subscription Agreement Between View Systems, Inc. and Leokadia Than

VIEW SYSTEMS, INC.

SUBSCRIPTION AGREEMENT

    1. Subscription. The undersigned agrees to purchase 200,000 shares of the common stock of View Systems, Inc. ("View" or the "Company"), a Florida corporation, at a price of $1.00 per share. This stock is being purchased as part of an on-going offering of securities by the Company, in reliance on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933 or some other applicable exemption from registration.

    2. Payment of Purchase Price. Undersigned has loaned monies. Repayment of these monies requires the payment of accrued and unpaid interest, which the Undersigned values at $33,000. In consideration for cancellation of View's indebtedness to Undersigned, View shall issue the Shares to Undersigned. A stock certificate representing the Shares will be delivered in consideration of the payment of the Purchase Price.

    3. Acknowledgement of Receipt of Certain Documents and Instruments. Undersigned acknowledges that she has full access to information on the Company, that she has been given the opportunity to examine books and records of the Company and that she has had an opportunity to ask questions of, and receive answers from duly designated representatives of the Company concerning the Company and the terms of this subscription. Undersigned further acknowledges and understands that the shares she is purchasing are unregistered and must be held indefinitely unless they are subsequently registered under the Securities Act of 1933 or an exemption from such registration is available.

    4. Representations and Warranties. Undersigned represents and warrants, as follows:

    (a) Undersigned is a U.S. citizen, at least 21 years of age or older;

    (b) Undersigned's residence is set forth;

    (c) Undersigned will not sell, transfer, or otherwise dispose of the securities except in compliance with the Securities Act of 1933, as amended;

    (d) Undersigned's Shares will be acquired for investment, for Undersigned's own account, and not with a view to offer such securities for sale in connection with, the distribution or transfer of the Shares. The Shares are not being purchased for subdivision or fractionalization thereof; and Undersigned has no contract, undertaking, agreement or arrangement with any person or entity to sell, hypothecate, pledge, donate or otherwise transfer (with or without consideration) to any such person or entity any Shares, and Undersigned has no present plans or intention to enter into any such contract, undertaking, agreement or arrangement.

    (e) The present financial condition of Undersigned is such that he/she is under no present or contemplated future need to dispose of any portion of the Shares to satisfy any existing or contemplated undertaking, need or indebtedness. Undersigned has the financial ability to bear the economic risk of an investment in the Shares, has adequate means of providing for his/her current needs and personal contingencies, has no need for liquidity in such investment and could afford the complete loss of such investment.

    5. Acknowledgement of Certain Facts. Undersigned acknowledges his/her awareness and understanding of the following:

    (a) The purchase of the Shares is a speculative investment that involves a high degree of risk of loss by Undersigned of his/her entire investment in the Shares.

    (b) No federal or state agency has made any finding or determination as to the fairness for public investment, nor any recommendation or endorsement, of the Shares.

    (c) There are restrictions on the transferability of the Shares; there will be no market for the Shares and, accordingly, it may not be possible for Undersigned to liquidate readily, or at all, his/her investment in case of an emergency or otherwise.

    (d) The Shares have not been registered under federal or state securities laws and are being offered in reliance on an exemption from registration of the Shares. The Shares cannot be resold unless they are registered or unless an exemption from such registration is available, in which event the undersigned might still be limited as to the number of Shares that may be sold.

    (e) The stock certificates of the Shares will be imprinted with a conspicuous legend in substantially the following form:

    "The securities represented by this certificate have not been registered under federal or state securities laws, and shall not be sold, pledged, hypothecated, donated or otherwise transferred (whether or not for consideration) by the holder in the absence of an effective registration under the securities laws or an opinion of counsel reasonably satisfactory to View that such registration is not required under the securities laws.

    6. Registration Rights. This subscription is conditioned on Company, at its sole expense, agreeing to register 50,000 of the Shares subscribed for in the next primary registration on behalf of the Company or secondary registration on behalf of holders of the Company's securities that the Company makes pursuant to the Securities Act of 1933, as amended; provided that in the event that such registration includes a primary registration on behalf of the Company, the Company shall not be required to include the shares acquired hereby in such registration to the extent the Company determines in good faith that such inclusion would materially adversely affect the offering being made by such registration. This subscription is further conditioned on the Company agreeing, for the shares it registers, to (i) use its best efforts to register or qualify the shares acquired herein for offer or sale under state securities or blue sky laws of such jurisdictions as the Undersigned shall reasonably request and do any and all other acts and things which may be necessary or advisable to enable the Undersigned to consummate the proposed sale, transfer or other disposition of such securities in any jurisdiction; and (ii) furnish to Undersigned any prospectus included in any such registration statement, and all amendements and supplements to such documents, in each case as soon as available and in such quantities as Undersigned may from time to time reasonably request.

    IN WITNESS WHEREOF, Undersigned has executed this agreement this  day of          , 1999.

                      SUBSCRIBER:

                      Name: Leokadia Than
                      1509 Wedgewood Drive
                      Racine, Wisconsin 53402